EXECUTIVE SERVICES CONTRACT

THIS AGREEMENT made to have effect the 23rd day of April, 2003

BETWEEN:	JOHN H. KRUZICK, Executive, of 2144 Elkhorn Crescent Coquitlam, BC, V3K 1X7 (herein referred to as "Kruzick")
OF THE FIRS PART

AND:

DRC RESOURCES CORPORATION., a body corporate duly incorporated under the laws of the Province of British Columbia and having its principal place of business at 595 Howe Street, Suite 601, Vancouver, BC, V3C 2T5

(herein referred to as "DRC Resources" or "the Company")

OF THE SECOND PART

WHEREAS
Kruzick founded DRC Resources in 1980 and has served as the President of DRC Resources since incorporation and, for most of the period since then has been modestly compensated as a consultant;

AND WHEREAS
Kruzick has for the past 23 years discharged the responsibilities of President of DRC Resources as its principal chief executive;

AND WHEREAS it is recognized that Kruzick has diligently and well managed DRC Resources’ affairs and is possessed of special knowledge with respect to the Company's associations, properties and prospects;

AND WHEREAS
DRC Resources wishes to ensure continuation of the sound management enjoyed by the Company by formalizing Kruzick's engagement as President and Chief Executive Officer and to engage Kruzick's services upon the terms and conditions herein set forth;

THEREFORE THIS AGREEMENT WITNESSES
that, in consideration of the premises and of the covenants and undertakings herein exchanged, the parties have agreed as follows:
1.	Duties of Kruzick DRC Resources hereby retains Kruzick as President and Chief Executive Officer to perform the duties customary to those positions, subject to the Articles of the Company, as the same are generally and fairly understood to apply to the positions in good industry practice and as DRC Resources, by action of its Board of Directors, may provide from time to time. During the term of this Agreement,
2.	Non-competition During the term of this Agreement, Kruzick covenants that he will:
2.1	not, directly or indirectly, engage in any business, commercial or professional activity which the Board of Directors of DRC Resources deems to interfere with the business of the Company, or with the performance of his duties by Kruzick hereunder;

2.2	not have or enter into any other written or oral agreement of employment with any entity or person other than DRC Resources during the term of this Agreement; and
2.3	not to provide his management services to any other entity on a formal or informal basis that does or may compete, directly or indirectly, with any of the business and objects of DRC Resources.
3.	Non-disclosure of Confidential Information Kruzick agrees that he will not, at any time during or after the termination of his employment under this Agreement, use for his own benefit, either directly or indirectly, or disclose or communicate in any manner to any individual, corporation, or other entity, other than DRC Resources, any confidential information acquired by him during his employment, regarding any actual or intended business activity, plan or strategy of the Company. As used in this Agreement, confidential information shall include all information disclosed to or known by Kruzick as a consequence of or developed through or during his employment by DRC Resources including all knowledge, information and materials regarding the Company's properties, exploration programs and results, suppliers, development plans, financing, financial plans and economic and other research, as well as confidential information about any other thing or matter proprietary to DRC Resources, whether or not subject to other protection.
4.	Term DRC Resources retains Kruzick and Kruzick accepts this position for the five years 2003 to 2007, inclusive ("the Initial Term"). For purposes of this Agreement, "year" means a period of 12 months from the date of acceptance of this Agreement and thereafter from each anniversary date of this Agreement.
5.	Compensation Kruzick shall receive compensation for the contract services rendered to DRC Resources by him (on a per diem fee basis) under this Agreement:
5.1	Base Fee: during the term of this contract Kruzick shall be paid base compensation by a monthly retainer fee determined as follows:

(a) during year 2003 (beginning in April, 2003) $500 per day, and
(b) increased annually as deemed appropriate for services performed subject to a majority
(c) approval of the board of directors.

5.2	Director's Fees: Subject to the approval of the stockholders, Kruzick shall be a member of the Board of Directors of DRC Resources throughout the term hereof and be entitled to any approved directors' fees;
5.3	Fee Compensation to Continue During Illness: DRC Resources will continue to pay Kruzick's a base retainer at a minimum of $10,000.00 per month in accordance with the provisions of this section 5 for a
5.4	Continuation of Benefits During Illness: DRC Resources will continue to provide Kruzick with the benefits other than contract base retainer fees as specified in this section during the period of any illness which renders Kruzick unable to fulfill the duties specified in this Agreement for up to 2 years after onset of such illness;
5.5	Stock Options: Kruzick will be entitled to options to purchase its stock as determined appropriate by the board of direction in accordance with the terms and conditions of DRC Resources' Stock Option Plan;

5.6	Expenses: Kruzick will be reimbursed and paid all reasonable out-of-pocket expenses incurred by him in carrying out his duties under this contract;
5.7	Termination: The Board of Directors may terminate Kruzick's employment at any time, with or without cause;
5.8	Termination Without Cause If Kruzick's services are terminated without cause by DRC Resources prior to the expiration of this Agreement, Kruzick shall be paid a lump sum severance payment in lieu of all other compensation or benefits otherwise payable thereafter under this Agreement. Such payment shall include any accrued, but unpaid service fees and, if termination takes place Kruzick will receive a lump sum payment equal to one monthly base retainer fee for each year Kruzick held the position of President (based on the average monthly fee paid for the previous year);
5.9	Termination Without Cause by Kruzick If Kruzick terminates his employment without cause prior to the expiration of this Agreement, Kruzick will be paid all accrued, but unpaid retainer fees and expenses;

5.10	Termination With Cause by DRC Resources If Kruzick's employment is terminated by DRC Resources with cause, other than moral turpitude or dishonesty on Kruzick's part, prior to the expiration of this Agreement, Kruzick shall be paid a lump sum severance payment equal to one monthly base retainer fee for each year Kruzick held the position of President (based on the average monthly fee paid for the previous year), together with any accrued, but unpaid expenses..

6.	Renewal of Contract This contract may be renewed by DRC Resources on three months' notice prior to expiry of the Initial Term hereof, such renewal or renewals to be for further successive terms of one year each on the same terms, except with respect to compensation, which the parties shall agree upon not less than 30 days prior to the expiry of any one year term hereof, failing which this Agreement shall terminate on the last day of the then term hereof.
7.	Reporting Kruzick shall be a permanent member and act as chairman of the Executive Committee of the Board of Directors. Kruzick will consult with the Executive Committee, as required, in respect of extraordinary matters arising in the course of day-to-day business of DRC Resources. In all other
8.	Assignability This Agreement is for personal services only and is not assignable by Kruzick provided, however, that Kruzick may with the written consent of DRC Resources assign to and elect to have the obligations of Kruzick performed by a corporation, which covenants that it will provide Kruzick's exclusive services hereunder without substitution.
9.	Regulatory Compliance The parties acknowledge that this Agreement is subject to the requirements of the Toronto Stock Exchange and other regulatory authorities having jurisdiction and that any provision hereof found not to be in compliance will be deemed of no force or effect, but that all other terms and conditions meeting such requirements shall continue in full force and effect.
10.	Notices Any notice, consent or request required or permitted to be given hereunder shall be in writing and may be given by depositing the same in the mail in Canada addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering such notice in person to such party, which notice shall be subject to the following:
10.1 he failure of a party to retain or produce a return receipt for any notice givenhereunder as above provided shall not affect the validity of the notice. Notices so given shall be deemed effective five days after mailing or upon delivery to the party to be notified.
10.2 All notices to be sent to a party hereunder shall be addressed to the party at theaddress of the party set forth on the first page hereof, provided that a party may from time to time change such address for service by giving notice thereof to the other party in the manner herein above set forth.
11.	Governing Law This Agreement shall be governed by, construed under and enforceable in accordance with laws of the Province of British Columbia and of Canada therein applicable and each of the parties irrevocably attorns to the jurisdiction of the courts in such Province.

12.	Complete Agreement This Agreement constitutes the whole of the agreement between the parties, supersedes all prior agreement, oral and otherwise, and there shall be no implied terms hereof. Any amendment hereof shall be effective only if in writing signed by both parties.
13.	No Third Person Beneficiaries This Agreement is made solely for the benefit of the parties hereto and their respective heirs and permitted assigns, and no other person shall have any rights, interest or claim hereunder. The right of any heir of Kruzick shall be restricted to the amount of any monthly retainer unpaid at the date and only in respect of the month in which Kruzick is deceased.
14.	Headings The headings contained in the Agreement are for convenience of reference only and shall not affect the meaning, interpretation or scope of the provisions to which they relate.
15.	Enurement This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

SIGNED, SEALED AND DELIVERED BY )

JOHN .H KRUZICK in the presence of: )

"John H. Kruzick" )
JOHN H. KRUZICK

"Julia Young" )
Signature of Witness

#604-595 Howe Street, Vancouver, BC )
Address of Witness

Financial Advisor )
Occupation

DRC RESOURCES CORPORATION

By Its :"Sharon L. Ross"
Authorized Signatory

By Its "Mike Muzylowski"
Authorized Signatory